Exhibit 23.4

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation in this registration statement on Form S-4 of New England Community Bancorp, Inc., of our report dated January 6, 1998, except for Note 17 as to which the date is February 10, 1998, on our audits of the financial statements of Olde Port Bank and Trust Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the heading "Experts" in the Proxy Statement-Prospectus which is part of such Registration Statement.




                                     /s/ Shatswell, MacLeod & Company, P.C.
                                     ------------------------------------------
                                     Shatswell, MacLeod & Company, P.C.


West Peabody, Massachusetts
April 14, 1998